UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 3, 2009 (September 2, 2009)
Champion Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

1-9751	38-2743168

(Commission File Number)	(IRS Employer Identification No.)

755 W Big Beaver Rd, Suite 1000, Troy, Michigan	48084

(Address of Principal Executive Offices)	(Zip Code)
(248) 614-8200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 2, 2009, Champion Home Builders Co. (“Champion Homes”), a wholly-owned subsidiary of Champion Enterprises, Inc. (the “Company”), the Company and certain additional subsidiaries of the Company entered into a Seventh Amendment and Waiver to Amended and Restated Credit Agreement (the “Seventh Amendment”) with certain financial institutions and other parties thereto as lenders (the “Lenders”) and Credit Suisse, Cayman Islands Branch (“Credit Suisse”), as Administrative Agent, which modifies the Amended and Restated Credit Agreement, dated as of April 7, 2006, as amended, among Champion Homes, the Company, the Lenders and Credit Suisse, as Administrative Agent (the “Credit Agreement”).
On August 12, 2009, the Company entered a Sixth Amendment to the Amended and Restated Credit Agreement that provided, among other things, for an initial 30-day waiver of certain covenants through September 11, 2009. On September 2, 2009, the Company entered the Seventh Amendment that provides, among other things, for an additional 30-day extension of the waiver of certain covenants through October 12, 2009. During the period of the Seventh Amendment, the Credit Agreement debt continues to be subject to the additional 2% per annum of interest, payable in kind, which was instituted with the Sixth Amendment.
Other than the Credit Agreement, as amended, there are no material relationships between Credit Suisse or the Lenders and the Company or any of their respective affiliates, other than as follows: (i) the Company and its affiliates may have customary banking relationships with one or more of the Lenders and (ii) affiliates of Credit Suisse have in the past provided investment banking and investment banking-related services to the Company and certain of its subsidiaries, and these entities may continue to do so in the future.
The foregoing description of the Seventh Amendment is qualified in its entirety by reference to the full text of the Seventh Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
Exhibit 10.1 Seventh Amendment and Waiver to Amended and Restated Credit Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPION ENTERPRISES, INC.
By:	/s/ ROGER K. SCHOLTEN
Roger K. Scholten
Senior Vice President, General Counsel, and Secretary

Date: September 3, 2009